CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I consent to the incorporation of my report dated March 12, 200 on the financial statements of New Life Scientific, Inc. as of December 31, 2005 and for the year then ended, which is included in this Form SB-2/A dated August 3, 2006 of New Life Scientific, Inc. and to the reference to my Firm under the caption “Financial Statements” in the Form SB-2/A.

Larry O’Donnell, CPA, P.C.

August 3, 2006

Aurora, Colorado